Exhibit No. 99.1
President’s Presentation

Over the past couple of years and again in my annual report letter to shareholders, I have presented updates and status reports on our transition into a real estate investment trust and the reinvestment of a $26 million Advance Payment that the Company received in connection with the condemnation of a large portion of the Flowerfield property in November 2005.

As a result of that taking, we filed a Notice of Claim against the State of New York for additional compensation for the fair value of the property. I will be commenting on that aspect of our efforts in greater detail in a few moments.

One of our announced goals was to reinvest that $26 million payment into replacement property in a tax efficient manner and defer just under $8 million in taxes.

I have reported that the Company has completed an acquisition in each of the last three fiscal years which now total seventeen buildings in three separate locations, and that the reinvestment of the Advance Payment has been successfully completed. Those properties are located in Port Jefferson Station here on Long Island, Cortlandt Manor in northern Westchester County, and Fairfax, Virginia.

All of the acquisitions were in the medical office building sector which has proven to be one of the best performing real estate classes in the current economic climate. Our entry into that particular market was a well thought out decision based on considerable research and risk analysis.

With the addition of the three new facilities, the Company now owns and operates over a quarter of a million square feet of rentable space. We’ve almost quadrupled rental revenues, increased from 4 buildings in one location to 21 buildings in four locations, and increased the number of tenants we serve from 49 to 113. During that period, we continued to improve our real estate operating margins and reduce the cash flow used in operations.

Despite the pressures brought about by the recent recession and downturn in the economy, Gyrodyne has actually been able to improve its occupancy rate and extend lease terms in an organized program to stagger maturities.

For the fiscal year 2008, the Company reported a loss before benefit for taxes of $954,000 and net income totaling $1,542,000 after a benefit for income taxes of $2,496,000. Earnings per share amounted to $1.20. Costs associated with condemnation litigation and depreciation amounted to $880,000 and accounted for most of the loss from operations.

In our most recently filed quarterly report, for the nine months ended September 30, 2009, the Company reported a loss before benefit for income taxes of $1.8 million and net income totaling $2.3 million after a benefit for taxes of $4.1 million. Earnings per share amounted to $1.79.

Here again, costs associated with condemnation litigation and depreciation amounted to $1.5 million and accounted for a major portion of that $1.8 million loss before tax benefit.

In both periods, the tax benefits are related to the acquisitions of replacement properties.

I would remind you that our decision to expense the costs associated with the condemnation litigation on a current basis versus entering into a contingency arrangement, where fees typically range between 20-33% of any final award, was done with the knowledge that it would impact near term earnings. Through the nine months ending September 2009, those expenses accounted for over $1 million and total $2.9 million over the last four years.

On another front, we have been pursuing approval of a change of zone application with the Town of Smithtown to develop an age restricted residential community on the remaining Flowerfield acreage here in Saint James.

In light of the fact that the Town delayed processing our application until the conclusion of our condemnation litigation, which occurred in August, we are now hopeful that the change of zone may be granted sometime next year.

The local school district has confirmed in writing that our proposal would have no impact on the system. In light of the millions of dollars in tax revenues generated by the development, that’s as close to an endorsement one could expect to receive.

Recently, we declined to participate in a capital call on our limited partnership investment in the 3,700 acre Callery-Judge Grove in Palm Beach County, Florida. That resulted in our ownership being reduced from 10.93% to 9.99%. The Grove currently has approvals to develop the property with a minimum of 2,996 residential units and some 235,000 square feet of mixed use commercial/retail space. Given the fact that the Florida real estate market continues to be dramatically impacted, we cannot predict future timelines for any development at the Grove.

In my opening remarks, I mentioned a Notice of Claim filed with the State of New York Court of Claims and the pursuit of additional compensation for the condemned property. As I know we have all been keenly interested in that matter, its outcome, and potential impact on the Company, let me comment now on those activities.

Beginning in November 2006, the State of New York applied for and received four- six month extensions which delayed the submission of appraisals and ultimately the trial itself. Based on those delays, we anticipated being placed on the Court calendar sometime in 2010 but were pleasantly surprised earlier this year when the trial dates were scheduled for mid-August 2009.

The trial, which took four days, consisted of both the Company and the State presenting expert witnesses in support of their appraisals, which were conducted as of the November 2005 condemnation date and submitted to the Court in November 2008.

Our appraisal valued the condemned 245.5 acres at $125 million while the State contended that the property was actually worth less than the $26.3 million Advance Payment, appraising it at $22,450,000.

We believe that the State’s valuation was fundamentally flawed in that it failed to address the guiding principles of eminent domain litigation, as dictated by the Eminent Domain Procedural Law, which requires that consideration be given to the value of the highest and best use of the property and the probability that that use could be achieved.  Despite the fact that Flowerfield is largely surrounded by residential properties, their appraisal was limited to a lengthy industrial build out with no consideration to any alternative use.

On the other hand, we believe that the Company presented an excellent case in support of the condemned Flowerfield acreage being developed as a residential property and provided an appropriate valuation for that as the highest and best use. Additional testimony and evidence also supported the probability that we could have achieved that use and we remain hopeful that the Court will find in our favor and that a decision could be rendered during the first half of 2010.

While we cannot predict an outcome, any award that exceeds the amount of the Advance Payment will bear interest at the rate of 9% simple interest from the November 2005 date of condemnation.

All four days of the trial transcripts, both parties’ appraisals and memoranda of law filed with the State of New York Court of Claims have been posted on the Gyrodyne website.  The Company’s Post-Trial Memorandum of Law outlines our position in greater detail and I invite you to take the time to examine that filing.

Lastly, although the financial markets have taken a toll on investments in publicly-traded companies, even more so for those whose activities are real estate related, I can report that an investment in Gyrodyne over a five-year period ending September 30, 2009 outperformed the S&P 500 and the Dow Jones Real Estate indices by 25 and 44%, respectively.

Looking at a snapshot for the nine months ended September 30, 2009, the performance is much more significant and if you go back as far as 2002, the Company’s stock outperformed both indices each and every year.

In addition to management personnel, we do also have members of our litigation team from Robinson & Cole here today who are available to answer any questions you might have.

Forward-Looking Statement Safe Harbor
The statements made in this presentation that are not historical facts constitute "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may," "will," "anticipates," "expects," "projects," "estimates," "believes," "seeks," "could," "should," or "continue," the negative thereof, other variations or comparable terminology. Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, the effect of economic and business conditions, including risks inherent in the real estate markets of  Suffolk and Westchester Counties in New York, Palm Beach County in Florida and Fairfax County in Virginia, the ability to obtain additional capital in order to develop Gyrodyne’s undeveloped property in St. James, New York and other risks detailed from time to time in Gyrodyne's SEC reports.